Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FIRST QUARTER 2020 RESULTS

DALLAS – April 29, 2020 – Capstead Mortgage Corporation (“Capstead” or the “Company”) (NYSE: CMO) today announced financial results for the quarter ended March 31, 2020.

First Quarter 2020 Summary

•	Recognized a GAAP net loss of $204.7 million or $(2.21) per diluted common share
•	Generated core earnings of $19.8 million or $0.16 per diluted common share
•	Paid common dividend of $0.15 per common share
•	Reported book value of $6.07 per common share
•	Reported agency-guaranteed residential adjustable-rate mortgage (ARM) portfolio ended the quarter at $8.50 billion
•	Reported leverage ended the quarter at 8.51 times long-term investment capital

First Quarter Earnings and Related Discussion

Capstead reported a GAAP net loss of $204.7 million or $(2.21) per diluted common share for the quarter ended March 31, 2020, compared to net income of $32.7 million or $0.29 per diluted common share for the quarter ended December 31, 2019. The Company reported core earnings of $19.8 million or $0.16 per diluted common share for the quarter ended March 31, 2020. This compares to core earnings of $19.1 million or $0.15 per diluted common share for the quarter ended December 31, 2019. See the “Non-GAAP Financial Measures” section of this release for more information on core earnings.

Portfolio yields averaged 2.49% during the first quarter of 2020, a decrease of 18 basis points from 2.67% reported for the fourth quarter of 2019. Yields declined primarily due to lower coupon interest rates on loans underlying the Company’s portfolio of agency-guaranteed residential ARM securities as well as changes in lifetime prepayment estimates. Mortgage prepayments decreased during the quarter to an average annualized constant prepayment rate, or CPR, of 26.71%, compared to 29.39% CPR in the prior quarter. Portfolio balances averaged $11.12 billion during the first quarter before ending the quarter at $8.50 billion. The Company sold securities with a basis of $2.60 billion late in the quarter to maintain portfolio leverage at comfortable levels given disruptions experienced in the financial markets brought on by the COVID-19 pandemic. Portfolio leverage excluding $359 million in cash collateral for secured borrowings stood at 8.51 to one at March 31, 2020 compared to 8.77 to one at December 31, 2019.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter ended March 31, 2020 (dollars in thousands):

Residential mortgage investments, December 31, 2019	$11,222,182
Portfolio acquisitions (principal amount)	794,227
Investment premiums on acquisitions	20,320
Portfolio runoff (principal amount)	(912,099)
Sales of investments (basis)	(2,600,857)
Investment premium amortization	(20,691)
Increase in net unrealized gains on securities classified as available-for-sale	89
Residential mortgage investments, March 31, 2020	$8,503,171
Decrease in residential mortgage investments during the period	$(2,719,011)

Rates on Capstead’s $8.38 billion in secured borrowings, after adjusting for hedging activities, averaged 25 basis points lower at 1.72% during the first quarter of 2020, compared to 1.97% for the prior quarter.  Borrowing rates before hedging activities averaged 1.76% during the first quarter, a decline of 34 basis points over the prior quarter benefiting from the Federal Reserve’s actions on March 3rd and again on March 15th to reduce the Fed Funds rate by a total of 150 basis points. Unhedged borrowing rates on new borrowings under repurchase arrangements are now typically ranging from 20 to 35 basis points.

The Company’s portfolio of secured borrowings-related interest rate swaps averaged a notional amount of $7.10 billion during the first quarter of 2020. Fixed swap rates averaged 1.62% during the first quarter of 2020, 29 basis points lower than the prior quarter. At March 31, 2020, the Company held $4.40 billion notional amount of secured borrowings-related interest rate swaps with fixed rates averaging 1.44%, a decline of $3.00 billion in notional amount and 33 basis points in rate from swaps held on December 31, 2019.

Capstead operates a highly efficient, internally-managed investment platform, particularly compared to other mortgage REITs and has a competitive cost structure relative to a wide variety of high yielding investment vehicles. Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.22% for the first quarter of 2020. As an annualized percentage of total assets, operating costs averaged 0.12% during this period.

Recent Common Equity Issuances

During February, Capstead issued 1.6 million shares of common stock through an at-the-market continuous offering program at an average issue price of $8.21, net of fees and other costs, for net proceeds of $12.9 million. Additional amounts of equity capital may be raised in the future under continuous offering programs or by other means, subject to market conditions, compliance with federal securities laws and blackout periods.

Book Value per Common Share

Book value per share as of March 31, 2020 was $6.07, a decrease of $2.55 or 29.6% from the December 31, 2019 book value of $8.62, primarily reflecting $1.84 in derivative-related decreases in value and $0.69 in portfolio-related declines. Capstead’s investment strategy focuses on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “The impact of the pandemic on the fixed income and equity markets in general and the mortgage markets in particular in March has been severe. Mortgage asset pricing deteriorated rapidly, even as derivatives held for hedging purposes declined in value with falling interest rates. Pricing for agency guaranteed residential mortgage pass-through securities was not immune as market participants sold their most liquid assets in attempts to restore liquidity and satisfy lending and derivative margin requirements. As a consequence, we experienced valuation declines in both our portfolio and swap positions.

“Throughout this volatile period, we were pleased with the continued availability of financing through our existing lending counterparties and our ability to seamlessly meet all of our funding requirements. We sold a portion of our portfolio late in March and reduced our swap positions in order to ensure we had sufficient flexibility to meet future projected liquidity requirements while maintaining portfolio leverage at comfortable levels. Even with these actions, we reported core earnings of $0.16 per common share, our second straight quarter of earnings at or above our recently increased quarterly dividend rate of $0.15 per common share.

“The Federal Reserve has taken a number of actions to support the financial system, including buying agency guaranteed mortgage securities and reducing the Fed Funds rate by a total of 150 basis points to a current range of 0% to 0.25%.  These actions are broadly supportive to the mortgage markets, providing stability and lowering funding costs.

“ARM security pricing has improved since quarter end, contributing to an estimated 4% to 5% improvement in book value and our leverage now stands at approximately 7.8 times our long-term investment capital. Looking forward, we feel strongly that our portfolio is well positioned to generate attractive returns, even at lower leverage levels. Low funding costs together with attractive reinvestment opportunities should lead to improved financing spreads and returns on invested capital over the remainder of 2020.

“To support the health and well-being of our employees and community and address the risks associated with the global COVID-19 pandemic, we have implemented our business continuity plan that enables our employees to work remotely. During this trying time, our team has been able to fully operate our business and perform at high levels of execution.

“For the last 20 years, Capstead has operated as a cost-effective, internally managed REIT that invests in a leveraged portfolio of relatively short duration agency-guaranteed residential ARM securities with the goal of generating attractive risk-adjusted returns over the long-term.”

Non-GAAP Financial Measures

Management believes the presentation of core earnings and core earnings per common share, both non-GAAP financial measures, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate the Company’s performance and provides investors management’s view of the Company’s economic performance. Management also believes that presenting financing spreads on residential mortgage investments, a non-GAAP financial measure, provides important information for evaluating the performance of the Company’s portfolio as opposed to total financing spreads because the non-GAAP measure speaks specifically to the performance of the Company’s investment portfolio.  See the “Reconciliation of GAAP Measures to Non-GAAP Measures” section of this release.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 30, 2020 at 9:30 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available up to the date of our next earnings press release.  An audio replay can be accessed one hour after the end of the conference call, also up to the date of our next earnings press release, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10142563.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including without limitation, fluctuations in interest rates, the availability of suitable qualifying investments, changes in mortgage prepayments, the availability and terms of financing, changes in market conditions as a result of federal corporate and individual tax law changes, changes in legislation or regulation affecting the mortgage and banking industries or Fannie Mae, Freddie Mac or Ginnie Mae securities, the availability of new investment capital, the liquidity of secondary markets and funding markets, our ability to maintain our qualification as a REIT for U.S. federal tax purposes, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, and other changes in general economic conditions. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Residential mortgage investments ($8.50 and $10.83 billion pledged at March 31, 2020 and December 31, 2019, respectively)	$8,503,171	$11,222,182
Cash collateral receivable from secured borrowing counterparties	359,168	–
Cash collateral receivable from derivative counterparties	95,929	65,477
Derivatives at fair value	–	1,471
Cash and cash equivalents	329,448	105,397
Receivables and other assets	125,127	125,474
	$9,412,843	$11,520,001
Liabilities
Secured borrowings	$8,379,422	$10,275,413
Derivatives at fair value	50,862	29,156
Unsecured borrowings	98,418	98,392
Common stock dividend payable	14,862	14,605
Accounts payable and accrued expenses	25,655	28,702
	8,569,219	10,446,268
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at March 31, 2020 and December 31, 2019	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 96,395 and 94,606 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	964	946
Paid-in capital	1,266,045	1,252,481
Accumulated deficit	(668,053)	(444,039)
Accumulated other comprehensive (loss) income	(6,278)	13,399
	843,624	1,073,733
	$9,412,843	$11,520,001

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$942,042	$1,172,125
Portfolio leverage (secured borrowings less cash collateral for secured borrowings divided by long-term investment capital) (unaudited)	8.51:1	8.77:1
Book value per common share (based on share of common stock outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$6.07	$8.62

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31
	2020	2019
Interest income:
Residential mortgage investments	$69,228	$83,807
Other	399	422
	69,627	84,229
Interest expense:
Secured borrowings	(45,273)	(63,779)
Unsecured borrowings	(1,900)	(1,891)
	(47,173)	(65,670)
	22,454	18,559
Other expense:
Loss on derivative instruments (net)	(155,739)	(21,657)
Loss on sale of investments	(67,820)	–
Compensation-related expense	(2,204)	(3,609)
Other general and administrative expense	(1,202)	(1,128)
Miscellaneous other (expense) revenue	(142)	89
	(227,107)	(26,305)
Net loss	(204,653)	(7,746)
Less preferred stock dividends	(4,842)	(4,842)
Net loss to common stockholders	$(209,495)	$(12,588)

Basic and diluted net loss per common share	$(2.21)	$(0.15)

Basic and diluted weighted average common shares outstanding	94,897	84,894

Cash dividends declared per share:
Common	$0.15	$0.08
Series E preferred	0.47	0.47

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF OPERATIONS AND SELECT OPERATING STATISTICS

(in thousands, except per share amounts, percentages annualized, unaudited)

	2020	2019
	Q1	Q4	Q3	Q2	Q1
Quarterly Statements of Operations:
Interest income:
Residential mortgage investments	$69,228	$73,617	$77,693	$85,100	$83,807
Other	399	666	1,065	600	422
	69,627	74,283	78,758	85,700	84,229
Interest expense:
Secured borrowings	(45,273)	(51,688)	(62,800)	(67,945)	(63,779)
Unsecured borrowings	(1,900)	(1,910)	(1,910)	(1,900)	(1,891)
	(47,173)	(53,598)	(64,710)	(69,845)	(65,670)
	22,454	20,685	14,048	15,855	18,559
Other (expense) income:
Loss (gain) on derivative instruments (net)	(155,739)	15,142	(9,221)	(74,842)	(21,657)
Loss on sale of investments (net)	(67,820)	–	–	(1,365)	–
Compensation-related expense	(2,204)	(2,050)	(566)	(1,972)	(3,609)
Other general and administrative expense	(1,202)	(1,105)	(1,123)	(1,138)	(1,128)
Miscellaneous other (expense) revenue	(142)	–	58	2	89
	(227,107)	11,987	(10,852)	(79,315)	(26,305)
Net (loss) income	$(204,653)	$32,672	$3,196	$(63,460)	$(7,746)
Net (loss) income per diluted common share	$(2.21)	$0.29	$(0.02)	$(0.80)	$(0.15)
Average diluted common shares outstanding	94,897	94,293	90,945	84,934	84,894

Core earnings	$19,811	$19,109	$14,798	$14,780	$15,471
Core earnings per diluted common share	0.16	0.15	0.11	0.12	0.12

Select Operating and Performance Statistics:
Common dividends declared per share	0.15	0.15	0.12	0.12	0.08
Book value per common share	6.07	8.62	8.60	8.93	9.43
Average portfolio outstanding (cost basis)	11,124,246	11,032,252	11,266,776	12,065,084	12,169,106
Average secured borrowings	10,337,773	10,195,180	10,481,080	11,193,335	11,156,608
Average long-term investment capital (“LTIC”)	1,124,307	1,172,897	1,146,916	1,149,388	1,161,815
Constant prepayment rate (“CPR”)	26.71%	29.39%	30.18%	26.29%	20.62%
Total financing spreads	0.66	0.57	0.31	0.34	0.42
Yields on residential mortgage investments	2.49	2.67	2.76	2.82	2.75
Secured borrowing rates (a)	1.72	1.97	2.31	2.35	2.23
Financing spreads on residential mortgage investments	0.77	0.70	0.45	0.47	0.52
Operating costs as a percentage of LTIC (b)	1.22	1.07	0.58	1.09	1.32
Quarterly economic return (change in book value plus dividends)	(27.84)	1.98	(2.35)	(4.03)	1.28
Return on common equity capital (c)	7.77	6.89	4.95	4.98	5.33
(a)

Secured borrowing rates exclude the effects of amortization of the net unrealized gains (losses) included in AOCI on de-designated derivative instruments and include net interest cash flows on non-designated derivative instruments to better compare the components of financing spreads on residential mortgage investments. See “Reconciliation of GAAP Measures to Non-GAAP Measures” for details on the impact of non-designated derivative instruments.

(b)	First quarter 2019 excludes the effects of adjustments to 2018 incentive compensation accruals totaling $(949,000) due to the Company’s 2018 outperformance relative to its peers.
(c)	Calculated using core earnings less preferred dividends on an annualized basis over average common equity for the period.

CAPSTEAD MORTGAGE CORPORATION

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, percentages annualized, unaudited)

The Company defines core earnings as GAAP net income (loss) excluding (a) unrealized (gain) loss on derivative instruments, (b) realized loss (gain) on termination of derivative instruments, (c) amortization of unrealized (gain) loss of derivative instruments held at the time of de-designation, and (d) realized loss (gain) on securities.   The following reconciles GAAP net (loss) income and net (loss) income per diluted common share to core earnings and core earnings per common share:

	2020		2019
	Q1		Q4		Q3		Q2		Q1
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net (loss) income	$(204,653)	$(2.21)	$32,672	$0.29	$3,196	$(0.02)	$(63,460)	$(0.80)	$(7,746)	$(0.15)
Unrealized (gain) loss on non-designated derivative instruments	56,182	0.59	(51,017)	(0.54)	(16,952)	(0.19)	59,388	0.70	26,237	0.31
Realized loss on termination of non-designated derivative instruments	100,565	1.06	39,312	0.42	31,673	0.35	24,202	0.28	–	–
Amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(103)	(0.00)	(1,858)	(0.02)	(3,119)	(0.03)	(6,715)	(0.08)	(3,020)	(0.04)
Realized loss on sale of investments	67,820	0.72	–	–	–	–	1,365	0.02	–	–
Core earnings	$19,811	$0.16	$19,109	$0.15	$14,798	$0.11	$14,780	$0.12	$15,471	$0.12

The following reconciles total financing spreads to financing spreads on residential mortgage investments:

	2020	2019
	Q1	Q4	Q3	Q2	Q1
Total financing spreads	0.66%	0.57%	0.31%	0.34%	0.42%
Impact of yields on other interest-earning assets*	0.02	0.01	0.00	0.01	0.00
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.05	0.05	0.05
Impact of amortization of unrealized gain, net of unrealized losses on de-designated derivative instruments	(0.00)	(0.07)	(0.12)	(0.24)	(0.11)
Impact of net cash flows received on non-designated derivative instruments	0.04	0.14	0.21	0.31	0.16
Financing spreads on residential mortgage investments	0.77	0.70	0.45	0.47	0.52
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from repo and derivative counterparties. Other interest-paying liabilities consist of unsecured borrowings and, at times, may consist of cash collateral payable to repo and derivative counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE AND SWAP MATURITY DISCLOSURES

(in thousands, unaudited)

	March 31, 2020					December 31, 2019
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$3,180,655	$114,455	$3,295,110	$3,271,141	$(23,969)	$33,573
Longer-to-reset ARMs	4,164,705	100,537	4,265,242	4,317,126	51,884	7,267
Ginnie Mae securities:
Current-reset ARMs	176,456	4,378	180,834	181,283	449	2,699
Longer-to-reset ARMs	698,715	16,357	715,072	732,064	16,992	1,728
	$8,220,531	$235,727	$8,456,258	$8,501,614	$45,356	$45,267
Derivative instruments: (b)
Interest rate swap agreements:
Secured borrowings-related			$4,400,000	$(60,788)	$(2,814)	$(2,712)
Unsecured borrowings-related			100,000	(49,824)	(49,824)	(29,156)
Eurodollar futures contracts			500,000	(1,038)	–	–
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of AOCI. Residential mortgage securities classified as held-to-maturity with a cost basis of $966,000 and unsecuritized investments in residential mortgage loans with a cost basis of $591,000 are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

Unrealized Gains (Losses) are amounts included in AOCI related to these positions as of the indicated dates.  The following reflects Capstead’s secured borrowings-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Second quarter 2020	$200,000	2.56%
Third quarter 2020	200,000	1.64
Fourth quarter 2020	200,000	2.04
Third quarter 2021	2,500,000	1.25
Fourth quarter 2021	900,000	1.61
First quarter 2022	400,000	1.37
	$4,400,000

Eurodollar futures contracts currently represent a series of quarterly $500 million notional amount contracts extending to June 2020.

After consideration of secured borrowings-related derivative instruments, Capstead’s residential mortgage investments and related secured borrowings had durations as of March 31, 2020 of approximately 15 months and nine months, respectively, for a net duration gap of approximately six months. Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of March 31, 2020)

(in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$2,480,626	3.53%	2.68%	1.65%	2.74%	5.86%	6.4
Freddie Mac Agency Securities	814,484	3.46	2.64	1.74	2.21	5.30	7.6
Ginnie Mae Agency Securities	180,834	3.44	1.72	1.52	1.12	5.38	6.5
Residential mortgage loans	490	4.15	4.69	2.09	1.73	11.24	6.0
(41% of total)	3,476,434	3.50	2.62	1.66	2.53	5.71	6.7
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,799,738	3.13	2.57	1.60	4.03	5.01	52.6
Freddie Mac Agency Securities	1,465,504	3.14	2.66	1.67	4.20	5.04	58.4
Ginnie Mae Agency Securities	715,072	3.69	1.67	1.50	1.00	5.00	46.4
(59% of total)	4,980,314	3.21	2.47	1.61	3.65	5.02	53.4
	$8,456,748	3.33	2.53	1.63	3.19	5.30	34.3
Gross WAC (rate paid by borrowers)(d)		3.96

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At March 31, 2020, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 102.87.  This table excludes $1.1 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indices that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 66% of current-reset ARMs were subject to periodic caps averaging 1.90%; 25% were subject to initial caps averaging 2.84%; and 8% were subject to lifetime caps averaging 6.63%..

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at March 31, 2020 approximately 90%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 75% of the Company’s current-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.